EXHIBIT 10.14

FIRST AMENDMENT

to the

LEWISTON STATE BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

DATED APRIL 17, 2008

(Effective Jan. 1, 2008)

THIS FIRST AMENDMENT is adopted by LEWISTON STATE BANK (“Employer”), a state-chartered commercial bank located in Lewiston, Utah, on the date shown below.

Recitals

WHEREAS, the Employer adopted the Lewiston State Bank Supplemental Executive Retirement Plan (“Plan”) on April 17, 2008 (with an effective date of January 1, 2008); and

WHEREAS, Section 3.5 and Section 4.1 et seq. describe a benefit payable upon a Change in Control to participants who have not attained designated retirement age, and the Employer believes, after investigation and discussion, that the language describing the Change in Control benefit payable to participants who have not attained designated retirement age is ambiguous and does not adequately reflect the bank’s original intent when it established the Plan in 2008 and that such language should be clarified in this First Amendment to reflect the Employer’s original intent; and

WHEREAS, the Employer and its executive officers hereby state that it was the original intent of the Employer to require a Separation from Service following a Change in Control before any Change in Control benefit under Sections 3.5 and 4.1 could be paid; and

WHEREAS, it is also the intention of the Employer to amend the Plan to require an involuntary Separation from Service within two (2) years following a Change in Control event before a Change in Control benefit can be paid to participants who have not attained designated retirement age prior to the Change in Control; and

WHEREAS, Section 5.1 of the Plan permits the Employer to modify or amend the Plan; and

WHEREAS, as an inducement to participants who have not attained designated retirement age under the Plan to consent to the amendment, the Company has determined that the tax risks described in Section 8.10 below, if any, associated with the amendment should be borne by the Company and its successors and assigns.

NOW, THEREFORE, pursuant to Section 5.1 of the Plan, the Employer hereby adopts, and the affected Plan participants hereby consent, to amend the Plan to clarify the original intent, as follows;

ARTICLE ISECTION 3.5 OF THE PLAN SHALL BE DELETED IN ITS ENTIRETY AND REPLACED WITH THE FOLLOWING SECTION 3.5:

3.5 Change in Control. Upon a Change in Control prior to age 62, followed within 24 months by Executive’s Involuntary Separation from Service, the Employer shall consider the Executive to be one-hundred percent (100%) vested and shall pay the Executive’s benefit pursuant to Section 4.1(c).

ARTICLE IISECTION 4.1(C) OF THE PLAN SHALL BE DELETED IN ITS ENTIRETY AND REPLACED WITH THE FOLLOWING SECTION 4.1(C):

4.1(c) Upon a Change in Control: (i) prior to age 62 or after installment payments under the Plan have commenced, and (ii) followed by Executive’s Involuntary Separation from Service within 24 months of the Change in Control, the Employer shall pay the Executive an amount equal to the product of:

2.1	twenty-five percent (25%) multiplied by the annual gross salary, excluding bonuses or dividends, paid to the Executive in the full calendar year immediately preceding the Involuntary Separation from Service; and

2.2	fifteen (15) years.

Such payment shall be made to the Executive in a lump sum within 90 days following Executive’s Involuntary Separation from Service

ARTICLE IIIA NEW SECTION 1.17 SHALL BE ADDED TO THE PLAN DEFINITIONS AND SHALL READ AS FOLLOWS:

1.17 “Involuntary Separation from Service” shall mean the Executive, prior to age 62, has been notified in writing that employment with the Employer is terminated for reasons other than an approved leave of absence, termination for Cause, or following a Disability.

ARTICLE IVA NEW SECTION 3.8 SHALL BE ADDED TO THE PLAN AND SHALL READ AS FOLLOWS:

3.8 Restriction on Timing of Distribution. Solely to the extent necessary to avoid penalties under Section 409A, distributions under this Plan may not commence earlier than six (6) months after a Separation from Service (as described under the “Separation from Service” provision herein) if, pursuant to Internal Revenue Code Section 409A, the participant hereto is considered a “specified employee” of a publicly-traded company. In the event a distribution is delayed pursuant to this Section, the originally scheduled distribution shall be delayed for six (6) months, and shall commence instead on the first day of the seventh month following Separation from Service. If payments are scheduled to be made in installments, the first six (6) months of installment payments shall be delayed, aggregated, and paid instead on the first day of the seventh month, after which all installment payments shall be made on their regular schedule. If payment is scheduled to be made in a lump sum, the lump sum payment shall be delayed for six (6) months and instead be made on the first day of the seventh month.

2

ARTICLE VA NEW SECTION 8.10 SHALL BE ADDED TO THE PLAN AND SHALL READ AS FOLLOWS

8.10 Indemnification of Executive. The Company and its successors and assigns, to the extent permitted by law, shall indemnify the Executive, his heirs and personal representative (the “Indemnified Parties”) and defend and hold the Indemnified Parties harmless against any and all penalties, claims or liabilities due to the Internal Revenue Service or other taxing authority, including reasonable legal fees and expenses, to which the Executive may become subject solely as a consequence of a claim by any taxing authority that (i) the amendment to the Plan made by this First Amendment violates Section 409A of the Internal Revenue Code or other applicable tax law, or (ii) this right of indemification is a parachute payment that causes Executive to become subject to excise taxes under Section 4999 of the Internal Revenue Code.

This First Amendment supersedes any prior amendment on the same subject. To the extent any paragraph, term, or provision of the Plan is not specifically amended herein, or in any other amendment thereto, such paragraph, term, or provision shall remain in full force and effect as set forth in the Plan. Also, this First Amendment may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same amendment) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the Employer.

Signature Page Follows

3

Signature Page

IN WITNESS WHEREOF, the Employer has caused this First Amendment to be duly executed by its Chief Executive Officer and its corporate seal affixed at Lewiston, Utah, on June 17, 2013.

Lewiston State Bank

By	/s/ Anthony J Hall
As its CEO

ATTEST

By:	/s/ Ronald E. Mumford
Title:	V.P.

Participant Consent

As a participant in the Lewiston State Bank Supplemental Executive Retirement Plan, dated April 17, 2008, I certify that I have read, understand, and consent to this First Amendment.

/s/ Dale M. Buxton
Dale M. Buxton
Date: June 17, 2013

/s/ R. Kirk Jardine
R. Kirk Jardine
Date: June 17, 2013

LEWISTON STATE BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Established Effective January 1, 2008

5

TABLE OF CONTENTS

Article I DEFINITIONS		1
Article II PARTICIPATION AND FUNDING		3
2.1	Eligibility to Participate	3
2.2	Plan Funding	3
2.3	Fringe Benefit	3
2.4	Termination of Prior Agreements	3
Article III BENEFITS		3
3.1	Retirement Benefit	3
3.2	Early Termination of Employment or Termination for Cause	4
3.3	Death	4
3.4	Disability	4
3.5	Change in Control	4
3.6	Notice of Benefit	4
3.7	Reduction	4
Article IV PAYMENT OF RETIREMENT BENEFITS		4
4.1	Timing and Form of Retirement Benefit	4
4.2	Withholding; Payroll Taxes	5
Article V AMENDMENT AND TERMINATION		5
5.1	Right to Amend	5
5.2	Form of Amendment	5
5.3	Termination	5
Article VI CLAIMS PROCEDURE		6
6.1	Claim Filing Procedure	6
6.2	Consideration of Claim; Rendering of Decision	6
6.3	Appellate Review Procedure	6
6.4	Limitation on Claims Procedure	7
6.5	Other Remedies	7
6.6	Authorized Representatives	7
Article VII ADMINISTRATION		7
7.1	Duties	7
7.2	Agents	8
7.3	Binding Effect of Decisions	8
7.4	Indemnity of Administrator	8
Article VIII MISCELLANEOUS		8
8.1	Headings and Gender	8
8.2	No Right to Employment	8
8.3	Covenant Not to Compete	8
8.4	Action by Officers	8
8.5	Assignment of Benefits	9
8.6	Applicable Law	9
8.7	Dispute Over Benefits	9
8.8	Compliance with Section 409A	9
8.9	Successors and Binding Agreement	9

i

LEWISTON STATE BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Established Effective January 1, 2008

Lewiston State Bank, a Utah corporation (the “Employer”), hereby adopts the Lewiston State Bank Supplemental Executive Retirement Plan (the “Plan”) to provide supplementary retirement benefits to certain highly compensated employees and a select group of management (the “Executives”) designated by the Board of Directors of the Employer. The Plan is intended to aid the Employer in retaining the Executives, employees of exceptional ability, by providing the Executives with a means to supplement their standard of living at retirement.

ARTICLE I

DEFINITIONS

The following words and phrases are used in this Plan and shall have the meanings set forth in this Article unless a different meaning is clearly required by the context:

1.1 “Administrator” shall mean the Employer or such other person or entity designated from time to time by the Employer to administer the Plan.

1.2 “Applicable Benefit Factor” shall mean a certain percentage for each Executive designated as the “Applicable Benefit Factor” in each Executive’s individual vesting schedule outlined in Exhibit “A.” Subject to all other terms and conditions set forth herein, the Applicable Benefit Factor shall be one-hundred percent (100%) upon the Executive’s Disability, the Executive’s death, and the Executive’s termination of employment following the occurrence of a Change in Control.

1.3 “Beneficiary” shall mean the person or persons, trust or other entity designated by the Executive, in writing, to the Employer using the form attached hereto as Exhibit “B.” If the Executive has not designated a Beneficiary prior to his or her death, or if the Beneficiary designated by the Executive dies before the Executive or before distribution of his or her benefits hereunder, the Beneficiary will be deemed to be his or her spouse, if the Executive was married at the time of his or her death or, if the Executive was not then married, the Beneficiary shall be the estate of the Executive.

1.4 “Cause” shall mean (i) an act of willful misrepresentation, fraud, or willful dishonesty intended to result in substantial personal enrichment at the expense of the Employer; (ii) willful misconduct with regard to the Employer that has or was intended to have a material adverse impact on the Employer; (iii) material, willful and knowing violation of the Employer’s policies or guidelines or the Executive’s fiduciary duties that has or was intended to have a material adverse impact on the Employer; (iv) willful or reckless behavior that has a material adverse impact on the Employer; (v) willful failure to perform duties or follow written direction of the Board of Directors of the Employer; or (vi) conviction of, or pleading nolo contendere or guilty to a felony.

1.5 “Change in Control” shall mean the occurrence of a change in the ownership or effective control of the Employer (as defined in Treasury Regulation §1.409A-3(g)(5)(v)), a change in effective control of the Employer (as defined in Treasury Regulation §1.409A-3(g)(5)(vi)), or a change in the ownership of a substantial portion of the assets of the Employer (as defined in Treasury Regulation §1.409A-3(g)(5)(vii)).

1.6 “Claim” shall mean a request by a Claimant in accordance with Article VI for a benefit under the Plan.

1.7 “Claimant” shall mean an Executive or Beneficiary who claims to be entitled to receive a benefit under the Plan on the date a Claim is submitted in accordance with Article VI.

1.8 “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.9 “Disability” or “Disabled” shall mean, pursuant to Section 409A(a)(2)(C) of the Code, that (i) the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) the Executive is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employer.

1.10 “Employer” shall mean Lewiston State Bank, and its wholly-owned subsidiaries, if any, and any successor business organization which must assume the obligations of the Plan upon a Change of Control.

1.11 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.12 “Executive” shall mean an employee of the Employer designated as a participant in the Plan by the Board of Directors of the Employer, as set forth in Exhibit “A.”

1.13 “Plan” shall mean the plan set forth in and created by this document, and all subsequent amendments thereto.

1.14 “Prior Agreements” shall mean any prior and/or existing individual agreements between the Employer and an Executive whereby the Executive was or is to receive fringe benefits in the form of defined-benefit salary continuation or supplemental compensation similar to the benefits provided herein. The term “Prior Agreements” shall not include any qualified retirement plan or non-qualified deferred compensation plan (where the Executive elects to defer compensation on an annual basis) sponsored or provided by the Employer.

1.15 “Retirement” or “Retires” shall mean the date which an Executive, after reaching age sixty-two (62), acknowledges to the Employer to be the last day the Executive will provide significant services to the Employer. The term “significant services” for purposes of this definition shall mean services provided by the Executive at an annual rate equal to at least twenty percent (20%) of the services rendered and the annual remuneration for such services is equal to at least twenty percent (20%) of the average remuneration earned during the immediately preceding three (3) full calendar years of employment (or, if the Executive was employed for less than three years, such lesser period).

1.16 “Years of Service” shall mean the complete years of continuous employment by the Employee with the Employer beginning January 1, 2008, the effective date of this Plan.

ARTICLE II

PARTICIPATION AND FUNDING

2.1 Eligibility to Participate. Participation in the Plan shall be limited to a select group of management or highly compensated employees of the Employer designated by the Board of Directors of the Employer. The Administrator shall notify all Executives who are eligible to participate in the Plan of such eligibility within 30 days of their first becoming eligible to participate.

2.2 Plan Funding. Benefits under the Plan are payable solely by the Employer. Neither the Executives nor any Beneficiary shall be considered to have a legal or equitable right, interest, or claim in or to any property or assets of the Employer. The Employer’s obligation under the Plan shall be that of an unfunded and unsecured promise by the Employer to pay Plan benefits in the future. As such, the Executives and any Beneficiary shall be unsecured general creditors with respect to any Plan benefits hereunder. Notwithstanding the foregoing, the Employer may, in its sole discretion, determine to purchase insurance policies or set aside funds in a trust or other arrangement to satisfy its obligations hereunder; provided that the trust is unfunded for purposes of the Code and ERISA and neither the Executives nor any Beneficiary shall be considered to have an interest in any such policies or trust, or the assets held pursuant thereto, except as may be specifically provided for therein.

2.3 Fringe Benefit. The benefits provided under this Plan are granted by the Employer as a fringe benefit to the Executives and are not part of any salary reduction plan or any compensation deferral arrangement or plan. No Executive may take any current or accelerated payments or bonuses in lieu of the benefits provided under this Plan.

2.4 Termination of Prior Agreements. By participating in this Plan, each Executive acknowledges and agrees that (i) the benefits hereunder are provided as a substitute for any and all Prior Agreements and the benefits provided thereunder; (ii) the benefits under any and all Prior Agreements are hereby forfeited and terminated effective as of the effective date of this Plan; (iii) he or she waives and relinquishes for himself or herself, and his or her heirs, beneficiaries, legal representatives, agents, successors and assigns, any and all right, entitlement and interest that the Executive has or may have pursuant to any and all Prior Agreements and the benefits thereunder; and (iv) he or she accepts the benefits afforded by this Plan in full and complete substitution for the benefits otherwise provided by any and all Prior Agreements.

ARTICLE III

BENEFITS

3.1 Retirement Benefit. After the Executive Retires, the Employer shall pay the Executive an annual benefit, for a period of fifteen (15) years, which is equivalent to the product of the Executive’s Applicable Benefit Factor multiplied by the annual gross salary (excluding bonuses or dividends) paid to the Executive in the full calendar year immediately preceding the Executive’s Retirement.

3.2 Early Termination of Employment or Termination for Cause. If an Executive terminates employment with the Employer for any reason other than Retirement, death or Disability and is not terminated for Cause, the Employer shall pay the Executive pursuant to Section 4.1, an annual benefit for a period of fifteen (15) years which is equivalent to the product of the Executive’s Applicable Benefit Factor multiplied by the annual gross salary (excluding bonuses or dividends) paid to the Executive in the full calendar year immediately preceding the Executive’s termination. If the Executive is terminated for Cause at any time by the Employer, no benefit shall be payable to the Executive under the Plan.

3.3 Death. Notwithstanding anything to the contrary herein, if the Executive dies while actively employed with the Employer and prior to Retirement, the Employer shall consider the Executive to be one-hundred percent (100%) vested and shall pay the Executive’s benefit to his or her Beneficiary pursuant to Section 4.1(a).

3.4 Disability. Notwithstanding anything to the contrary herein, if the Executive becomes Disabled while actively employed with the Employer and prior to Retirement, the Employer shall consider the Executive to be one-hundred percent (100%) vested and shall pay the Executive’s benefit pursuant to Section 4.1(b).

3.5 Change in Control. Upon a Change in Control, the Employer shall consider the Executive to be one-hundred percent (100%) vested and shall pay the Executive’s benefit pursuant to Section 4.1(c).

3.6 Notice of Benefit. If an Executive is eligible for payment of a benefit under this Plan, the Administrator shall provide written notice to the Executive or, in the event of his or her death, to the Executive’s Beneficiary, of the amount of such benefit.

3.7 Reduction. Any such benefit shall be reduced or adjusted to the extent: (i) required under the other provisions of this Plan; (ii) required by reason of the lawful order of any regulatory agency or body having jurisdiction over the Employer; or (iii) required in order for the Employer to properly comply with any and all applicable state and federal laws, including, but not limited to, income, employment and disability income tax laws.

ARTICLE IV

PAYMENT OF RETIREMENT BENEFITS

4.1 Timing and Form of Retirement Benefit. If an Executive is eligible for a benefit under Article III, such benefit shall be paid in equal monthly installments commencing on the first day of the month following the later of (i) the Executive’s Retirement, or (ii) the Executive’s attainment of age sixty-five (65). The amount of each Executive’s benefit payable under the Plan shall be increased at the rate of two percent (2%) each year beginning on the first anniversary of the date of commencement of benefit payments to the Executive; provided, however, that this two-percent increase shall not apply to any Executive who does not reach Retirement. Notwithstanding the foregoing:

(a) If the Executive dies prior to Retirement, the benefit (which is equivalent to the product of twenty-five percent (25%) multiplied by the annual gross salary, excluding bonuses or dividends, paid to the Executive in the full calendar year immediately preceding the Executive’s death) shall commence on the first day of the month following the date of death and shall continue for fifteen (15) years from the date of the Executive’s death. If the Executive dies prior to the payment of any or all of the monthly benefits due under this Plan, the remaining monthly benefit payments shall be paid to his or her Beneficiary following the Executive’s death.

(b) If the Executive becomes Disabled prior to Retirement, the benefit (which is equivalent to the product of (i) twenty-five percent (25%) multiplied by the annual gross salary, excluding bonuses or dividends, paid to the Executive in the full calendar year immediately preceding the Executive’s Disability; and (ii) fifteen (15) years) shall be paid to the Executive in a lump sum within three (3) months of the determination of Disability. Any payment related to the Executive’s Disability shall be in lieu of any other payment or benefit under this Plan.

(c) If a Change in Control occurs prior to attaining the designated retirement age or after benefit payments have begun, the benefit (which is equivalent to the product of (i) twenty-five percent (25%) multiplied by the annual gross salary, excluding bonuses or dividends, paid to the Executive in the full calendar year immediately preceding the Change in Control; and (ii) fifteen (15) years) shall be paid to the Executive in a lump sum within three (3) months of the Change in Control termination event.

4.2 Withholding; Payroll Taxes. To the extent required by the law in effect at the time payments are made, the Employer shall withhold from payments made hereunder any taxes or other amounts required to be withheld from an Executive’s benefit by the federal, state or local government.

ARTICLE V

AMENDMENT AND TERMINATION

5.1 Right to Amend. The Employer reserves the right, subject to Section 409A of the Code, to amend any provisions under the Plan at any time and to any extent that it may deem advisable without the consent of the Executives or their Beneficiaries. However, no amendment shall affect adversely the rights of the Executives or their Beneficiaries with respect to benefits which have accrued under the Plan prior to such amendment.

5.2 Form of Amendment. Any amendment of this Plan by the Employer shall be set forth in an instrument in writing executed on behalf of the Employer by a duly authorized officer.

5.3 Termination. The Employer reserves the right, subject to Section 409A of the Code, at any time and at its sole discretion to terminate the Plan; provided, any termination of the Plan shall not affect any benefits previously accrued hereunder.

ARTICLE VI

CLAIMS PROCEDURE

6.1 Claim Filing Procedure. Each Claimant shall have the right to submit a Claim with respect to a benefit sought hereunder. Such Claim shall be in writing, signed by the Claimant under oath, and addressed and delivered to the Administrator either personally or by certified or registered mail, return receipt requested. The Claim shall state with particularity:

(a) The benefit claimed;

(b) The provisions of the Plan and the particular provisions of law, if any, upon which the Claimant relies in support of his or her Claim; and

(c) All facts believed to be relevant in connection with such Claim.

6.2 Consideration of Claim; Rendering of Decision. Upon receipt of a Claim hereunder, the Administrator shall consider the merits of the Claim and shall within 90 days from the receipt of the Claim render a decision on the merits and communicate the same to the Claimant. In the event the Administrator denies the Claim in whole or in part, the Claimant shall be so notified in writing, which shall be addressed and delivered to the Claimant personally or by certified or registered mail, return receipt requested, and shall set forth the following in a manner reasonably calculated to be understood by the Claimant:

(a) The reason or reasons for rejection of the Claim;

(b) The provisions of the Plan and the particular provisions of law, if any, relied upon in reaching such determination;

(c) A description of any additional information needed from the Claimant in order for the Claimant to perfect his or her Claim; and

(d) A statement outlining the appellate review procedure as set forth in Section 6.03.

6.3 Appellate Review Procedure. Where a Claim has been denied, the Claimant shall have the right, within 60 days after the date he or she receives or is deemed to have been given notice that his or her Claim has been rejected, in whole or in part, to an appellate review procedure as set forth herein. Such procedure shall enable the Claimant to appeal from an adverse decision by delivering a written request for an appeal to the Administrator either personally or by certified or registered mail, return receipt requested. Such request shall set forth the reasons why the Claimant believes the decision rejecting his or her Claim is erroneous and shall be signed by the Claimant under oath. Within 30 days after such request is received, the Administrator shall conduct a full and fair review of the entire Claim at a hearing, de novo, and shall invite the Claimant to present his or her views with respect to the merits of the Claim. In addition, the Claimant may submit issues and comments in writing to the Administrator for consideration at the hearing and may review, upon request and free of charge, pertinent documents. A decision with respect to the merits of the Claim shall be rendered by the Administrator not later than the latter of:

(a) 30 days after the end of the hearing hereunder, or

(b) 60 days after the delivery of the written request for an appeal hereunder (or, up to 120 days after such delivery in the case of Claims requiring legal, accounting, or actuarial research or analysis, or other such information which may not be within the direct control of the Administrator and which, therefore, may require more than 60 days to decide).

The appellate review decision shall include specific reasons believed to support such decision, including specific references to provisions of this Plan and of law, shall be written in a manner reasonably calculated to be understood by the Claimant and shall be delivered to the Claimant personally or by certified or registered mail, return receipt requested.

6.4 Limitation on Claims Procedure.

(a) Insofar as the same is consistent with regulations promulgated under Section 503 of ERISA, relating to claims procedures, any Claim under this Claims procedure must be submitted within 18 months from the earlier of (1) the date on which the Claimant learned of facts sufficient to enable him or her to formulate such Claim, or (2) the date on which the Claimant should reasonably have been expected to learn the facts sufficient to enable him or her to formulate such Claim. Claims submitted after such period shall be deemed to have been waived by the Claimant and shall thereafter be wholly unenforceable.

(b) No statute of limitations set forth under either Section 413 of ERISA or any other applicable provision of law shall be deemed to be extended in any way by the period of limitations set forth herein with respect to this Plan’s Claims procedure.

6.5 Other Remedies. No action shall be commenced under Section 502(a)(1)(B) of ERISA until the Claimant shall first have exhausted the Claims procedure available to him or her hereunder, provided that such Claimant would not have been irreparably and materially harmed by any delay occasioned by this Claims procedure.

6.6 Authorized Representatives. All references in this Article to Claimant shall include representatives who are duly authorized as such, in writing, which authorization shall have been delivered to the Administrator at some stage of the Claims procedure. After such written authorization is delivered to the Administrator, copies of all subsequent communications with the Claimant and decisions with respect to his or her Claim shall be delivered to the authorized representative, as well as to the Claimant.

ARTICLE VII

ADMINISTRATION

7.1 Duties. This Plan shall be administered by the Administrator. The Administrator shall also have the authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan.

7.2 Agents. In the administration of this Plan, the Administrator may, from time to time, appoint or employ agents and delegate to them such administrative duties as it sees fit and may from time to time consult with legal counsel who may be legal counsel to the Employer.

7.3 Binding Effect of Decisions. The decision or action of the Administrator in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

7.4 Indemnity of Administrator. The Employer shall indemnify and hold harmless the Administrator against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct by the Administrator.

ARTICLE VIII

MISCELLANEOUS

8.1 Headings and Gender. The headings of this Plan have been inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof. Whenever a personal pronoun is used in the masculine gender, it shall be deemed to include the feminine also, unless the context indicates the contrary.

8.2 No Right to Employment. Nothing herein contained shall be deemed to constitute a contract of employment between the Executives and the Employer or construed as giving the Executives the right to be retained in the service of the Employer. Nothing herein shall restrict the Employer’s right to terminate the Executives, who are at-will employees of the Employer, for any reason.

8.3 Covenant Not to Compete. In consideration of any Benefits received hereunder, no Executive shall, during the term of his employment with the Employer and for a period of three (3) years after termination of employment with the Employer for any reason other than Cause, either directly or indirectly own, have a proprietary interest in, be employed by, or serve as a consultant to or for any business or enterprise (other than the Employer and its subsidiaries) which is engaged in the same or similar field of endeavor as that of the Employer (including any of the Employer’s present or future subsidiaries) and which is located within fifty (50) miles of any location where Employer (including any of the Employer’s present or future subsidiaries) is engaged in business. In addition, no Executive shall, during the term of his employment with the Employer and for a period three (3) years after Retirement, influence or attempt to influence any other employee, consultant, or agent of the Employer to terminate its employment or relationship with the Employer or to work for or on behalf of any competitor or potential competitor of the Employer, including, without limitation, an Executive or any other entity controlled or organized by an Executive or in which an Executive is an owner, officer, a director or agent.

8.4 Action by Officers. Whenever under the terms of this Plan the Employer is permitted or required to take some action, such action may be taken by any officer of the Employer who has been duly authorized by the Board of Directors of the Employer.

8.5 Assignment of Benefits. To the extent permitted by law, no interest in this Plan shall be subject to assignment, alienation, transfer or anticipation, either by voluntary or involuntary act of the Executives or their Beneficiaries or by operation of law, nor shall payment or right of interest be subject to the demands or claims of any creditor of such person, nor be liable in any way for such person’s debts, obligations or liabilities.

8.6 Applicable Law. The validity of this Plan or any of its provisions shall be determined under and construed according to the state law of Utah. If any provision of this Plan shall be held illegal or invalid for any reason, such determination shall not affect the remaining provisions of this Plan and it shall be construed as if said illegal or invalid provision had never been included.

8.7 Dispute Over Benefits. If a dispute arises as to the proper recipient of any payment, the Employer, in its sole discretion, may withhold or cause to be withheld such payment until the dispute shall have been settled by the parties concerned or shall have been determined by a court of competent jurisdiction.

8.8 Compliance with Section 409A. This Plan is subject to Section 409A of the Code and shall be construed and administered in accordance with the provisions thereof and the Treasury Regulations issued thereunder. The time or schedule of any payment hereunder shall not be accelerated, except as otherwise permitted under Section 409A(a)(3) of the Code and the Treasury Regulations issued thereunder.

8.9 Successors and Binding Agreement. The Employer will require any successor, by agreement in form and substance reasonably satisfactory to the Executives, expressly to assume this Plan and agree to perform the obligations hereunder in the same manner and to the same extent the Employer would be required to perform if no such succession had taken place. The Plan will be binding upon and inure to the benefit of the Employer and any successor to the Employer, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Employer whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Employer” for the purposes of the Plan), but will not otherwise be assignable, transferable or delegable by the Employer. This provision of the Plan will inure to the benefit of and be enforceable by each Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

IN WITNESS WHEREOF, the Employer has caused this Plan to be executed by its duly authorized officer this      day of April, 2008, to be effective as of January 1, 2008.

Lewiston State Bank

By
Its

EXHIBIT “A”

LEWISTON STATE BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

INDIVIDUAL EXECUTIVE PARTICIPATION AND VESTING SCHEDULES

Participant: Anthony Jon Hall

SERP Vesting Schedule for Anthony Jon Hall
Reaches Age 62 on			1/11/2011
Amount Vested on	% of Vested Benefit	% of Final Salary Paid thru SERP	% of Final actually vested
1/11/2007	60.00%	25.00%	15.00%
1/11/2008	70.00%	25.00%	17.50%
1/11/2009	80.00%	25.00%	20.00%
1/11/2010	90.00%	25.00%	22.50%
1/11/2011	100.00%	25.00%	25.00%

Participant: Ronald E. Mumford

SERP Vesting Schedule for Ronald E. Mumford
Reaches Age 62 on			2/16/2012
Amount Vested on	% of Vested Benefit	% of Final Salary Paid thru SERP	% of Final actually vested
2/16/2007	50.00%	25.00%	12.50%
2/16/2008	60.00%	25.00%	15.00%
2/16/2009	70.00%	25.00%	17.50%
2/16/2010	80.00%	25.00%	20.00%
2/16/2011	90.00%	25.00%	22.50%
2/16/2012	100.00%	25.00%	25.00%

EXHIBIT “A”

LEWISTON STATE BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

INDIVIDUAL EXECUTIVE PARTICIPATION AND VESTING SCHEDULES

Participant: Dale M. Buxton

SERP Vesting Schedule for Dale M. Buxton
Reaches Age 62 on			11/21/2021
Amount Vested on Birthday of	% of Vested Benefit	% of Final Salary Paid thru SERP	% of Final actually vested
2007	40.00%	25.00%	10.00%
2008	44.00%	25.00%	11.00%
2009	48.00%	25.00%	12.00%
2010	52.00%	25.00%	13.00%
2011	56.00%	25.00%	14.00%
2012	60.00%	25.00%	15.00%
2013	64.00%	25.00%	16.00%
2014	68.00%	25.00%	17.00%
2015	72.00%	25.00%	18.00%
2016	76.00%	25.00%	19.00%
2017	80.00%	25.00%	20.00%
2018	85.00%	25.00%	21.25%
2019	90.00%	25.00%	22.50%
2020	95.00%	25.00%	23.75%
2021	100.00%	25.00%	25.00%

EXHIBIT “A”

LEWISTON STATE BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

INDIVIDUAL EXECUTIVE PARTICIPATION AND VESTING SCHEDULES

Participant: R. Kirk Jardine

SERP Vesting Schedule for R. Kirk Jardine
Reaches Age 62 on			4/20/2025
Amount Vested on Birthday of	% of Vested Benefit	% of Final Salary Paid thru SERP	% of Final actually vested
2007	0.00%	25.00%	0.00%
2008	15.00%	25.00%	3.75%
2009	20.00%	25.00%	5.00%
2010	25.00%	25.00%	6.25%
2011	30.00%	25.00%	7.50%
2012	35.00%	25.00%	8.75%
2013	40.00%	25.00%	10.00%
2014	45.00%	25.00%	11.25%
2015	50.00%	25.00%	12.50%
2016	55.00%	25.00%	13.75%
2017	60.00%	25.00%	15.00%
2018	65.00%	25.00%	16.25%
2019	70.00%	25.00%	17.50%
2020	75.00%	25.00%	18.75%
2021	80.00%	25.00%	20.00%
2022	85.00%	25.00%	21.25%
2023	90.00%	25.00%	22.50%
2024	95.00%	25.00%	23.75%
2025	100.00%	25.00%	25.00%

EXHIBIT “B”

LEWISTON STATE BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

BENEFICIARY DESIGNATION

I,                     , have designated my beneficiary(ies) on the lower half of this form. Such designation of beneficiary shall be applicable to the sums, if any, payable to my beneficiary(ies) under the Lewiston State Bank Supplemental Executive Retirement Plan.

Date	Executive’s Signature

DESIGNATION OF BENEFICIARY

I designate the following as beneficiary(ies) receive, in accordance with the method indicated, any payment to which my beneficiary(ies) may be entitled under the Lewiston State Bank Supplemental Executive Retirement Plan in the event of my death, either prior to or after my retirement, subject to my right at any time to change such beneficiary(ies) as provided under the Plan. (Note: If the beneficiary is a trust, state the name and address of the trustee).

Method No. 1 - 100% to the first person then living in the following list of beneficiaries. If this method is used, name the beneficiaries in the order of your preference and leave the “Share of Payment” blank.

Method No. 2 - Designation of two or more beneficiaries, i.e., to the persons designated in the proportions indicated. In the event of the death of any one or more of such persons, the shares of such person or persons shall be apportioned to the beneficiaries then living in proportion to the shares provided for each. If this method is used, name each of the beneficiaries and show the “Share of Payment” for each beneficiary.

Method No. 3 - Designation of a primary beneficiary and two or more contingent beneficiaries, i.e., to the person first named if surviving; if not, to the remaining persons designated in the proportions indicated. In the event of the death of any one or more of such persons, the shares of such person or persons shall be apportioned to the beneficiaries then living in proportion to the shares provided for each. If this method is used, name each of the beneficiaries and show for the primary beneficiary (for example, your wife) 100% and also the “Share of Payment” for each contingent beneficiary.

EXHIBIT “B” CONTINUED

BENEFICIARIES					SHARE OF PAYMENT(%)

Name		Social Security No.

	Address	Street	City	State

Name		Social Security No.

	Address	Street	City	State

Name		Social Security No.

	Address	Street	City	State